Exhibit 3.198

STATE OF ARIZONA

ARTICLES OF AMENDMENT

TO THE

ARTICLES OF INCORPORATION

OF

SW GENERAL, INC.

SW General, Inc., an Arizona corporation (the “Corporation”), hereby adopts the following Articles of Amendment in accordance with Section 10-1006 of the Arizona Business Corporation Act.

FIRST: The name of the Corporation is SW General, Inc.

SECOND: The Articles of Incorporation of the Corporation are hereby amended to include Article VII and Article VIII in their entirety to read as follows:

ARTICLE VII

The personal liability of any director of the Corporation to the Corporation or its shareholders for money damages for any action taken or any failure to take any action as a director is hereby eliminated to the fullest extent allowed by law.

ARTICLE VIII

The Corporation shall indemnify, and advance expenses to, to the fullest extent allowed by the Business Corporation Act, any person who incurs liability or expense by reason of such person acting as a director of the Corporation. This indemnification with respect to directors shall be mandatory, subject to the requirements of the Business Corporation Act, in all circumstances in which indemnification is permitted by the Business Corporation Act. In addition, the Corporation may, in its sole discretion, indemnify and advance expenses to, to the fullest extent allowed by the Business Corporation Act, any person who incurs liability or expense by reason of such person acting as an officer, employee or agent of the Corporation, except where indemnification is mandatory pursuant to the Business Corporation Act, in which case the Corporation shall indemnify to the fullest extent required by the Business Corporation Act.

THIRD: The foregoing amendment to the Articles of Incorporation of the Corporation was adopted by its Sole Shareholder as of June 30, 1997.

FOURTH: The number of shares of the Corporation outstanding at the time of such adoption was 1,000,000; and the number of shares entitled to vote thereon was 1,000,000.

FIFTH: The number of shares of the Corporation’s common stock that were voted for and against the amendment, respectively, is as follows:

For	Against
1,000,000	None

IN WITNESS WHEREOF, the undersigned have executed these Articles of Amendment this 30th day of June, 1997.

/s/
James H. Bolin

/s/
Mark E. Liebner

CONSTITUTING ALL OF THE DIRECTORS OF SW GENERAL, INC.

ARTICLES OF AMENDMENT

TO

ARTICLES OF INCORPORATION

OF

SOUTHWEST AMBULANCE, INC.

Pursuant to the provisions of Section 10-061, Arizona Revised Statutes, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

FIRST: The name of the corporation before the adoption of the amendment is:

SOUTHWEST AMBULANCE, INC.

SECOND: The document attached hereto as Exhibit “A” sets forth the amendments the Articles of Incorporation which were adopted by the shareholders of the corporation at their meeting on December 20, 1994 in the manner prescribed by law.

THIRD: the number of shares of stock outstanding at the time of such adoption was one million shares; and the number of shares entitled to vote on the amendment was one million.

FOURTH: There was only one class or series of shares authorized at the time of the vote.

CLASS OR SERIES	NUMBER OF SHARES
common	1,000,000

FIFTH: The number of shares entitled to vote thereon which voted for or against such amendment was:

CLASS OR SERIES	NUMBER FOR	NUMBER AGAINST
common	940,958.81	-0-

DATED: December 20, 1994

SOUTHWEST AMBULANCE, INC.

By:	/s/
Robert E. Ramsey, Jr.
President

Attest:

/s/
Barry Landon
Secretary